Item 77D - 	Deutsche Managed Municipal Bond
Fund and Deutsche Strategic
High Yield Tax-Free Fund (each, a series of Deutsche Municipal Trust) (each, the "Fund")
Effective on or about November 1, 2017, the Fund's principal investment strategy was amended to include the following:

If a fixed income security is rated differently among the three major ratings agencies (i.e.
Moody's Investor Services, Inc., Fitch Investors
Services, Inc., and Standard & Poor's Ratings
Group), portfolio management would rely on the highest credit rating for purposes of the fund's investment policies.